Registration No. 333-264388

Filed Pursuant to Rule 433

Dated July 3, 2024

NEW ISSUE: Bank of Montreal’s Autocallable Buffer Enhanced Return Notes Linked to a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Bank of Montreal Issuer: $1,000 (and $1,000 increments thereafter) Minimum Investment: ELN - 2756 Issue: 06376AZD5 CUSIP: REFERENCE ASSET NASDAQ - 100 Index ® (Bloomberg symbol: NDX) Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | July 03, 2024 This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated July 03, 2024, the Product Supplement dated September 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022. DATES July 31, 2024 (at 2 pm NY Time.) Offering Period Closes: On or about July 31, 2024 Pricing Date: On or about August 05, 2024 Settlement Date: On or about July 31, 2026 Valuation Date: On or about August 05, 2026 Maturity Date: Approximately 2 Years Term: INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential for leveraged participation in any upside performance of the R efe rence Asset, while offering limited downside protection against a slight to moderate decline in the Reference Asset over the term of the notes. As such, the notes may be sui table for investors with a bullish view of the Reference Asset over the term of the notes. The performance of the notes may not be consistent with the investment objective. TERMS 150.00% Upside Leverage Factor: On August 06, 2025, if the closing level of the Reference Asset is greater than its Call Level, the notes will be automatical ly redeemed. No further amounts will be owed to you under the notes and you will not participate in any positive performance of the Reference Asset. Automatic Redemption: If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their princi pal amount plus the applicable Call Amount. Payment Upon Automatic Redemption: Observation Date, Call Settlement Date and Call Amounts: The closing level of the Reference Asset on the Pricing Date. Initial Level: 100% of the Initial Level Call Level: 85% of the Initial Level Buffer Level: 15.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Reference Asset doe s not decrease by more than 15.00% over the term of the notes. If the Final Level of the Reference Asset is less than its Buffe r Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 85.00% of the princ ipa l amount of your notes. Buffer Percentage: The closing level of the Reference Asset on the Valuation Date. Final Level: If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Referen ce Asset: If the Final Level of the Reference Asset is greater than or equal to its Initial Level, then the amount that investors will rec eive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x (Percentage Change of the Reference Asset x Upside Leverage Factor)] If the Final Level of the Reference Asset is less than its Initial Level, but is not less than its Buffer Level, then investo rs will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return. If the Final Level of the Reference Asset is less than its Buffer Level, then the amount that investors will receive at matur ity for each $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x (Percentage Change of the Reference Asset + Buffer Percentage)] In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Reference Asset declines from its Initial Level in excess of 15.00%. You may lose up to 85.00% of the principal amount of your notes. Payment at Maturity: The Percentage Change of the Reference Asset, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Percentage Change: Potential Call Settlement Date Call Amounts (per Note) Observation Date August 11, 2025 $103.00 August 06, 2025

2 Investors in these notes could lose a substantial portion of their investment at maturity if there has been a decline in the market value of the Reference Asset and the Final Level of the Reference Asset is less than its Buffer Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Principal at Risk: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to 85.00% of the principal amount of the notes. If the notes are not automatically redeemed and the Final Level of the Reference Asset is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Reference Asset is less than its Initial Level in excess of the Buffer Percentage. • Your notes are subject to automatic early redemption. • If the notes are automatically redeemed, your return on the notes is limited to the potential Call Amount regardless of any increase in the level of the Reference Asset. • If the notes are not automatically redeemed, your return may be less than if the notes were automatically redeemed and may be negative. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any securities represented by the Reference Asset at maturity. • We have no affiliation with the sponsor of the Reference Asset, and will not be responsible for their actions. • Changes that affect the Reference Asset will affect the market value of the notes, whether the notes will be automatically called, and the amount you will receive at maturity. Adjustments to the Reference Asset could adversely affect the notes. The sponsor of the Reference Asset may make adjustments, discontinue or suspend calculations or publication of that Reference Asset, or discontinue of suspend maintenance of that Reference Asset at any time. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. • An investment in the notes is subject to risks associated with foreign securities markets. Selected Risk Considerations:

3 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note a hypothetical Initial Level of 100.00, a hypothetical Buffer Level of 85.00 (85.00% of the hypothetical initial level), a hypothetical Upside Leverage Factor of 150.00%, a range of hypothetical Final Levels and the effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Reference Asset. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the Call Amount. You may lose up to 85.00% of the principal amount at maturity. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Hypothetical Return on the Notes Hypothetical Payment at Maturity Hypothetical Final Level Expressed as a Percentage of the Initial Level Hypothetical Final Level 150.00% $2,500.00 200.00% 200.00 120.00% $2,200.00 180.00% 180.00 90.00% $1,900.00 160.00% 160.00 60.00% $1,600.00 140.00% 140.00 30.00% $1,300.00 120.00% 120.00 0.00% $1,000.00 100.00% 100.00 0.00% $1,000.00 90.00% 90.00 0.00% $1,000.00 85.00% 85.00 - 0.01% $999.90 84.99% 84.99 - 5.00% $950.00 80.00% 80.00 - 25.00% $750.00 60.00% 60.00 - 45.00% $550.00 40.00% 40.00 - 65.00% $350.00 20.00% 20.00 - 85.00% $150.00 0.00% 0.00

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated July 03, 2024 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated July 03, 2024: https://www.sec.gov/Archives/edgar/data/927971/000121465924011951/d73246fwp.htm • Product Supplement dated September 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm • Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 4